Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager—Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES ITS 2012 ESTIMATED PROVED OIL AND GAS

RESERVES AND PRODUCTION; PROVIDES 2013 PRODUCTION AND CAPITAL

EXPENDITURES GUIDANCE; UPDATES OPERATING ACTIVITIES AND HEDGING

LAFAYETTE, LA – February 5, 2013—PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company ended 2012 with approximately 228 Bcfe (265 Bcfe using December 31, 2012 pricing) of estimated proved oil and gas reserves having a pre-tax discounted value (“PV-10”) including hedges of approximately $241.4 million ($286.1 million using December 31, 2012 pricing). The Company’s estimated proved reserves at December 31, 2012 were comprised of 85% natural gas, 4% oil and 11% natural gas liquids. In addition, approximately 87% of the reserves were located in long-lived basins and approximately 74% were proved developed.

The Company estimates that its 2012 production was approximately 34.0 Bcfe, or 92.8 MMcfe per day, including fourth quarter 2012 production of 8.9 Bcfe, or 96.3 MMcfe per day. The Company’s 2012 production was 13% higher than 2011 and was comprised of 81% natural gas, 9% oil, and 10% natural gas liquids. Fourth quarter 2012 production was 11% higher than the comparable 2011 period and was comprised of 78% natural gas, 9% oil, and 13% natural gas liquids. The Company’s Fayetteville assets, which were sold on December 31, 2012, accounted for natural gas production of approximately 5.4 MMcf per day and 5.6 MMcf per day for 2012 and the fourth quarter of 2012, respectively. During the fourth quarter of 2012, the Company produced 3,550 barrels of liquids per day, a 41% increase from liquids production in the fourth quarter of 2011.

Production Guidance

The Company projects its 2013 production to average between 90 and 95 MMcfe per day with approximately 80%, 8% and 12% to be derived from natural gas, oil and natural gas liquids, respectively. In addition, the Company projects its first quarter 2013 production to average between 87 and 92 MMcfe per day with approximately 80%, 9% and 11% to be derived from natural gas, oil and natural gas liquids, respectively.

Capital Expenditures Guidance

The Company’s capital budget for 2013 is expected to range between $80 million and $100 million, the mid-point of which is approximately 35% lower than the Company’s estimated capital expenditures in 2012. Approximately 96% of the 2013 capital budget is expected to be allocated to projects that the Company operates. Accordingly, the Company expects to be able to adjust its capital expenditures in response to changes in market conditions, including commodity prices.

The 2013 budget is expected to be allocated as follows:

2013 Capital Allocation	%
Gulf Coast/GOM	32%
Woodford	29%
Mississippian Lime	9%
Texas	8%
Capitalized interest & overhead	22%

Infrastructure Divestiture

During January 2013, the Company sold a 50% interest in its saltwater disposal system and related facilities in the Woodford Shale for net proceeds of approximately $10.4 million, subject to customary post-closing adjustments. The sale did not include any oil and gas producing assets and proceeds were used for general corporate purposes.

Operations Update

In the Woodford, the Company is in the process of completing eight wells in its liquids rich acreage. The Company expects to have these eight wells online in late February and expects to drill 12-15 additional Woodford wells during 2013. Since November 2012, the Company has acquired approximately 5,000 additional acres in the liquids rich window of the Woodford. The Company estimates this acreage provides 50-75 additional gross drilling locations. The Company’s net production from its liquids rich Woodford area increased approximately 150% during 2012. During December 2012, the Company’s daily production from this area included more than 900 barrels of natural gas liquids. The Company currently has one rig working in the trend.

In the Mississippian Lime, the Company currently has one rig operating in Grant County. The Company expects to release the rig at the end of the first quarter as it moves into the next phase of field development. The Company is in the process of scheduling 3D seismic surveys within each of its project areas and plans to receive the data over its Pawnee county acreage in the third quarter of 2013 and its Kay county acreage in the second quarter of 2013. Once the seismic data has been interpreted and integrated with well results drilled to date, the Company expects to resume drilling activities utilizing a significantly enhanced geologic model in this oil focused area.

The Company established production on two additional operated Mississippian Lime wells. The Company’s PQML #11 (Pawnee County—NRI—31%) and PQML #6 (Kay County—NRI—37%) wells achieved maximum 24 hour gross daily rates of 289 Boe (85% oil) and 85 Boe (72% oil), respectively. Without the benefit of seismic data, the Company has initiated production on eight operated wells in the Mississippian Lime with an average 24 hour initial production rate of 425 Boe and an average 30 day production rate of 255 Boe (six well average).

In the Gulf Coast, the Company recently spud its third well at La Cantera, the Broussard Estates #3 (WI-24%). The well is currently drilling at approximately 15,000 feet and is expected to reach total depth next month. In addition, the Company recently received a 70 square mile 3D seismic survey, which includes coverage over its Thunder Bayou prospect, located approximately two miles north of the La Cantera discovery. The Company expects to spud Thunder Bayou during the second half of 2013.

The Company’s onshore South Louisiana oil prospect, Overlake (WI-22%), is currently drilling at approximately 13,000 feet and is expected to reach total depth this month.

In East Texas, the Company is currently drilling the lateral section on its PQ #9 (WI-100%) horizontal Cotton Valley well. The well is scheduled to reach total depth this month and is expected to be completed in March. The Company’s net production from this liquids rich area increased approximately 56% during 2012. During December 2012, the Company’s daily production from this area included more than 650 barrels of natural gas liquids. Once drilling is completed on PQ #9, the Company expects to release the rig and plans to resume activity later in the year.

Hedging Update

The Company recently initiated the following commodity hedging transactions:

	Instrument
Production Period	Type	Daily Volumes	Price
Oil:
Feb 13 - Dec 13	Swap	250 Bbls	$104.75	(1)

Gas:
Feb 13 - Dec 13	Swap	10,000 MMbtu	$3.71

(1)	LLS Index

After executing the above transactions, the Company has approximately 84,000 barrels of oil and 8.8 Bcf of gas hedged for 2013.

Management’s Comment

“Pro forma for the sale of our Fayetteville assets, we are forecasting 2013 production growth of approximately 5% with a capital budget that is approximately 35% lower than our projected 2012 capital spend,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “While we are allocating a higher percentage of capital to the Gulf Coast basin than in previous years, we remain committed to our balanced strategy of utilizing Gulf Coast cash flow to fund resource development. As always, we expect to select projects that generate the highest projected risked adjusted rates of return and we believe that this year’s inventory of high quality Gulf Coast projects justifies a slight shift in our typical capital allocation.”

Non-GAAP Financial Measure

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways. PV-10 cannot be currently reconciled to the standardized measure of discounted future net cash flows because final income tax information for 2012 is not yet available. The Company will provide the reconciliation of PV-10 to standardized measure in its Form 10-K for the year ended December 31, 2012.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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